Exhibit (i)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

February 27, 2026

E*TRADE Trust

1585 Broadway

New York, New York 10036

Re:	Opinion of Counsel - E*TRADE Trust
(File Nos. 333-283849; 811-24035)

Dear Ladies and Gentlemen:

We have acted as counsel for E*TRADE Trust (the “Trust” or the “Registrant”), a Delaware statutory trust, in connection with the filing of Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and Amendment No. 3 under the Investment Company Act of 1940 (the “Registration Statement”) relating to the issuance and sale by the Registrant of the shares of E*TRADE No Fee International Index Fund, E*TRADE No Fee Large Cap Index Fund, E*TRADE No Fee Municipal Bond Index Fund, E*TRADE No Fee Total Market Index Fund and E*TRADE No Fee U.S. Bond Index Fund (each, a “Fund” and, collectively, the “Funds”).

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinion set forth herein, we have examined the following Trust documents: the Trust’s Declaration of Trust; the Trust’s By-Laws; and such other Trust records, certificates, resolutions or documents that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a certificate of good standing relating to the Trust dated February 26, 2026, issued by the Delaware Secretary of State.

In rendering this opinion, we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any approvals requested that we have deemed relevant in order to render the opinion expressed herein have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials or officers or representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the shares of each Fund have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Trust’s Declaration of Trust, fully paid and non-assessable Shares (as defined therein). In this regard, we note that, pursuant to Section 4.5 of Article IV of the Trust’s Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each Shareholder (as defined therein), or each Shareholder of any particular Series or Class (as defined therein), to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares (as defined therein) in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP